EXHIBIT 99.1

NASDAQ:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

SECOND QUARTER AND SIX MONTH 2008 RESULTS

CINCINNATI, OHIO, AUGUST 7, 2008—CECO Environmental Corp. (NASDAQ:CECE), a leading provider of industrial ventilation and pollution control systems, today announced second quarter results for the period ended June 30, 2008.

Financial highlights for the second quarter of 2008 compared to the second quarter of 2007 include:

Net sales decreased from $59.2 million to $57.4 million

Gross profit increased from $9.9 million to $10.8 million

Gross profit as a percentage of sales increased by 2.1 percentage points from 16.7% to 18.8%

Selling and administrative costs increased $1.8 million to $8.0 million

Operating income decreased from $3.3 million to $2.1 million

Net income was $1.0 million compared to $1.1 million in 2007

Earnings per diluted share were $0.07 compared to $0.08 in 2007

Financial highlights for the six months ended June 30, 2008 compared to six months ended June 30, 2007 include:

Net sales increased from $102.7 million to $104.3 million

Gross profit decreased from $17.7 million to $17.5 million

Gross profit as a percentage of sales decreased by .4 percentage points from 17.2% to 16.8%

Selling and administrative costs increased $3.6 million to $14.8 million

Operating income decreased from $5.8 million to $1.3 million

Net income was $.5 million compared to $2.3 million in 2007

Earnings per diluted share were $0.03 compared to $0.18

Although sales for the second quarter were down slightly, sales for the six month period are $1.6 million ahead of last year. Gross profit as a percentage of sales for the second quarter increased by 2.1 percentage points which reflects the ongoing shift in our product mix to higher margin products. It is important to note that this second quarter gross profit percentage increase was negatively impacted by one full percentage point due to additional costs incurred on one large project. Costs on this project as previously discussed were incurred due to scope changes and other customer related site issues and these costs have now been formally submitted to the customer as a claim for reimbursement. We anticipate that this claim will be settled in the third quarter and at that time additional revenues will be recorded against these already recorded costs.

The increase in selling and administrative expenses for the six month period is due to several factors. The primary factor for this increase is the addition of selling and administrative expenses from our string of recent acquisitions. The six months ended June 30, 2008 expenses include six months of selling and administrative expense for Effox, Inc. compared to four months of expense for the same period in 2007 plus six months of expense for GMD Environmental compared to none in 2007 as well as four months of expense for Fisher-Klosterman, Inc. (“FKI”) compared to none in 2007.

Additional costs have also been incurred for expenses related to Sarbanes-Oxley compliance which includes hiring additional financial staff, utilizing outside consultants and paying additional audit fees for the required independent audit report on our internal controls. As part of the remediation process to comply with these regulations, we are also in the process of implementing a new information technology system.

Management is highly focused on reducing these costs and we will do so by integrating these new acquisitions into the CECO system while at the same time addressing the need for compliance with the increasingly stringent regulations affecting public companies.

Lastly, CECO’s reported results for the second quarter and six months ended June 30, 2007 included a non-cash interest charge of $740,000 related to the unamortized discount on subordinated debt which was expensed due to retirement of the debt using proceeds from a secondary stock offering.

Backlog as of June 30, 2008 was $88.1 million compared to $85.5 million as of December 31, 2007.

Chairman and CEO, Phillip DeZwirek, stated, “We continue to be optimistic about our 2008 fiscal year. Earlier this week we announced the acquisitions of Flextor, Inc. and A.V.C. Specialists, Inc. We expect that both of these acquisitions will be accretive to both CECO’s revenues and earnings. The acquisition of Flextor fits in well with our goal of expanding our international business and the acquisition of AVC increases our traditionally high margin parts business. We anticipate immediate ongoing contributions from these newly acquired entities as well as from our recent acquisitions of FKI, Inc. and GMD Environmental Technologies and we will continue to pursue our strategy of vertical and horizontal integration.”

President and Chief Operating Officer, Richard Blum, stated, “Our quarter and six month results continue to be impacted by the unsettled claim for expenses related to our large 2007 contracting project which we now anticipate will be resolved by the end of the third quarter. Looking ahead, we are delighted to see many bright spots in our results. Revenues in our equipment group have increased significantly for the quarter and six month periods and reflect a shift in our sales mix to higher margin products. These increased revenues have come from our Effox subsidiary, which was acquired in March of 2007, and our FKI subsidiary which was acquired in March of this year. All of our recent acquisitions have provided us access to new robust markets such as the power industry and refining industry as well as expansion into more diverse international markets.”

CECO will host a conference call on Thursday, August 7, 2008 at 10:30 a.m. EDT to review its financial results for the quarter. Conferencing details are as follows:

Dial in number:	866-203-3436
International dial in number:	617-213-8849
Participant pass code:	56465149
Replay:	888-286-8010
Pass code:	63601365

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its subsidiaries — Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H. M. White, Inc., Effox, GMD, FKI, Flextor and AVC Specialists — CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the Company’s website at http://www.cecoenviro.com/

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may be identified by words such as “believe,” “anticipate,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” or similar statements. All forward-looking statements are based largely on current expectations, beliefs and assumptions concerning future events that are subject to certain substantial risks and uncertainties. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in economic conditions and changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.

CECO ENVIRONMENTAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED JUNE 30,		SIX MONTHS ENDED JUNE 30,
	2008	2007	2008	2007
Net sales	$57,446	$59,247	$104,308	$102,710

Costs and expenses:
Cost of sales, exclusive of items shown separately below	46,616	49,336	86,836	84,962
Selling and administrative	7,977	6,204	14,763	11,221
Depreciation and amortization	795	400	1,386	726

	55,388	55,940	102,985	96,909

Income from operations	2,058	3,307	1,323	5,801

Other income	—	6	—	9
Interest expense (including related party interest of $0 and $864, and $0 and $1,101, respectively)	(370)	(1,160)	(579)	(1,718)

Income from continuing operations before income taxes	1,688	2,153	744	4,092

Income tax provision	659	1,006	290	1,801

Net income	$1,029	$1,147	$454	$2,291

Per share data:
Basic net income	$0.07	$0.09	$0.03	$0.19

Diluted net income	$0.07	$0.08	$0.03	$0.18

Weighted average number of common shares outstanding:

Basic	14,780,369	13,000,124	14,735,290	12,251,694

Diluted	15,207,924	13,577,836	15,186,105	12,848,505